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                                                                        EX-10.12


           EXCERPTS FROM RESOLUTIONS ADOPTED BY THE ANHEUSER-BUSCH COMPANIES, INC. BOARD OF DIRECTORS ON SEPTEMBER 22, 1993
        AMENDING THE ANHEUSER-BUSCH COMPANIES, INC. EXCESS BENEFIT PLAN

            RESOLVED, that the Excess Plan be amended, effective for individuals terminating employment on or after October 1, 1993, as follows: (i) to implement the features of the Enhanced Retirement Program which relate to the plan; (ii) to provide for an increased benefit payment in the amount necessary to cover any parachute or similar penalty taxes which would be assessed against a participant if accelerated payment occurs because of a change in control as described in the plan; (iii) to require that the lump-sum method of payment be the only payment method available on and after January 1, 1995, unless the participant elects another form of payment at least one year prior to retirement; (iv) to defer commencement of benefit payments for executives named in the Summary Compensation Table of the Company's proxy statement for the Annual Meeting of Shareholders ("Named Executive Officers") until the year following retirement; (v) to recognize, under the benefit formula, any compensation deferred in any year under the new Executive Deferred Compensation Plan referred to below; and (vi) to adopt such other changes as are necessary or appropriate to carry into effect the foregoing.